EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

EFFECTIVE DATE:  May 5, 2005

PARTIES AND ADDRESSES:

August Technology Corporation	(“Company”)
4900 West 78th Street
Bloomington, MN 55435

David Klenk	(“Employee”)
9680 Laforet Drive
Eden Prairie, MN 55347

WHEREAS, Company and Employee are parties to an existing Employment Agreement (attached) signed by the parties on March 6, 2002 (hereinafter referred to as “Employment Agreement”); and

WHEREAS, Company and Employee desire to amend certain portions of the Employment Agreement.

NOW, THEREFORE, Company and Employee agree that, effective as of May 5, 2005, the following Amendment shall be made a part of the Employment Agreement:

1.             The final paragraph of Paragraph 8 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

Upon Employee’s resignation or termination under this Paragraph 8 for any reason, August Technology shall pay Employee his/her Base Salary through the Employee’s last date of employment, and any accrued and unused vacation or other paid time off through the Employee’s last date of employment.  Employee’s entitlement to any vested pension, profit sharing or other benefits shall be governed by applicable plan documents.  In the event Employee’s employment is terminated either by Employee or August Technology under Paragraph 8 (b), August Technology may elect, in its sole discretion, to pay Employee his/her salary for the thirty (30) day notice period in lieu of Employee’s continued performance of duties during the notice period.  In the event Employee is terminated by August Technology in accordance with Paragraph 8 (b), August Technology shall, in addition to the above, pay Employee a severance at his/her then current Base Salary rate, less withholdings, for the time period as set forth in Exhibit A as “Severance Period,” to be paid as follows:

•      Six months of Base Salary to be paid in a lump sum within five business days following the six-month anniversary of Employee’s termination date.

•      Six months of Base Salary according to the normal payroll schedule beginning with the first regularly scheduled payday following the six-month anniversary of Employee’s termination date and ending six months later on or immediately after the 12-month anniversary of Employee’s termination date, but in no event shall payment be for less than the full amount totaling six full months of Base Salary.

Additionally, in the event Employee is terminated by August Technology in accordance with Paragraph 8 (b), August Technology shall, if the Employee elects to continue group health or other group benefits as allowed by COBRA, make the COBRA payments for a twelve-month period beginning with the monthly COBRA premium due on the first of the month following the six-month anniversary of Employee’s termination date.  Employee shall not be entitled to any further or other payments or benefits of any kind upon the Employee’s termination or resignation under this Paragraph 8, except as provided under the Separation Agreement and Release.  In the event Employee is entitled to Change in Control benefits as set forth in Paragraph 9, Employee shall not be entitled to any severance or notice rights under this Paragraph 8.

In the event Employee dies before all payments under this Agreement have been made, the remaining payments shall be made to Employee’s spouse, Julie Ann Klenk, or if she is no longer living, then to Employee’s estate.

This Amendment shall be attached to and be a part of the Employment Agreement between August Technology Corporation and David Klenk signed by the parties on March 6, 2002.

Except as set forth herein, the Employment Agreement shall remain in full force without modification.

In consideration of the mutual covenants contained herein, the parties have executed this Amendment effective as of the date and year above written.

AUGUST TECHNOLOGY CORPORATION

/s/ Susan Peattie
Susan Peattie
Director, Human Resources

EMPLOYEE

/s/ David Klenk
David Klenk